Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Dreamland Limited,

We hereby consent to the inclusion in this Amendment No. 2 to Form F-1 Registration Statement of Dreamland Limited (the “Company”) of our report dated October 17, 2024, except for Notes 1, 14, 16 and 21, as to which the date is April 10, 2025, with respect to our audits of the Company’s consolidated financial statements as of and for the years ended March 31, 2024 and 2023 which appears in this Amendment No. 1 to Form F-1 Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ TAAD LLP

Diamond Bar, California

May 13, 2025